Exhibit 33.3

First Data.

Report of Management on Assessment of Compliance with the Securities and Exchange
Commission Regulation AB Servicing Criteria

1.	First Data Resources, LLC, through its affiliate REMITCO, LLC (jointly,“First Data” or the “Asserting Party”) is responsible for assessing compliance with the Securities and Exchange Commission Regulation AB servicing criteria applicable to it under Securities and Exchange Commission Regulation AB Section 229.1122(d) for the period January 1, 2018 through August 15, 2018 (the “Reporting Period”). The Asserting Party complied with the servicing criteria applicable to it under the Securities and Exchange Commission Regulation AB Section 229.1122(d)(2)(i) with respect to the remittance processing services First Data provides in connection with loan and/or receivables portfolios that include pool assets for asset backed securities issued by Barclays Dryrock Issuance Trust that were processed at the First Data Newark and Monterey Park facilities (the “Platform”), such services being limited to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by First Data pursuant to the agreements between First Data and Wells Fargo Bank, N.A. and between Wells Fargo Bank, N.A. and Barclays Bank Delaware (the “Applicable Servicing Criteria”). The Asserting Party has determined the remainder of the Securities and Exchange Commission Regulation AB servicing criteria set forth in Items 1122(d)(l)(i)-(v)5 1122(d)(2)(ii)-(vii), 1122(d)(3)(i)- (iv), and 1122(d)(4)(i)-(xv) are not applicable to the activities it performs with respect to the Platform, and the Asserting Party does not take responsibility for any other matters.
2.	The Asserting Party used the criteria in the Securities and Exchange Commission Regulation AB Section 229.1122(d) to assess its compliance with the Applicable Servicing Criteria;
3.	The Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of August 15, 2018, and for the period from January 1, 2018 through August 15, 2018 with respect to the opening, listing, and depositing of remittance payments mailed to post office boxes serviced by the Asserting Party as required for the Platform and pursuant to the agreements between First Data and Wells Fargo Bank, N.A. and between Wells Fargo Bank, N.A. and Barclays Bank Delaware;
4.	Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party's assessment of compliance with the Applicable Servicing Criteria as of August 15, 2018 and for the Reporting Period.

January 18, 2019